Exhibit 99.1

PRESS RELEASE	CONTACT: Elise Wang Investor Relations and Corporate PR (415) 616-8571

Williams-Sonoma, Inc. Announces Election of

Scott Dahnke to Board of Directors

San Francisco, CA, April 5, 2019 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Scott Dahnke has been elected to its Board of Directors.

“We are delighted to have Scott join our Board,” said Adrian Bellamy, Chairman of the Board of Directors. “We believe that his extensive experience building brand equity in leading consumer brands will be of great value to our Board.”

Laura Alber, President and Chief Executive Officer, joined Bellamy in welcoming Dahnke to the Board. “We are very excited to announce the addition of Scott to our Board,” she said. “Scott brings substantial expertise in the global retail and consumer industry, and we look forward to his insights and perspective.”

Dahnke has served as the Global co-CEO of L Catterton since 2016 and as the Managing Partner from 2003 to 2015. During his time at L Catterton, Dahnke has helped grow the firm into the world’s largest consumer-focused private equity firm, with over $15 billion of equity capital across seven fund strategies in 17 offices globally. Prior to L Catterton, he served as Managing Director of Deutsche Bank Capital Partners and as Managing Director of AEA Investors. Previously, he served as Chief Executive Officer of infoGROUP (formerly known as InfoUSA; NASDAQ-listed) and as Principal (Partner) of McKinsey & Company.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, PBteen, Williams Sonoma Home, Rejuvenation, and Mark and Graham — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our free-to-join loyalty program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate stores in the Middle East, the Philippines, Mexico and South Korea, as well as e-commerce websites in certain locations. In 2017, we acquired Outward, Inc., a 3-D imaging and augmented reality platform for the home furnishings and décor industry.